                                                  Kathryn C. Littleton
                                                        (607) 974-8206
                                                        John H. Abrams
                                                        (607) 974-8832

IMMEDIATE RELEASE
January 23, 1995

Corning Incorporated Reports 1994 and Fourth Quarter Results
Continued Strong Performance Demonstrates Growth in Key Markets

     CORNING, N.Y., Jan. 23 - Corning Incorporated (NYSE:GLW) reported today that its 1994 net income before special charges totaled $412.6 million, or $1.94 per share, a 19 percent increase over 1993. Before special charges, fourth quarter net income totaled $110.9 million, or $0.50 per share, an 18 percent increase from 1993's fourth quarter.

     The company said both its quarterly and annual results were impacted by special charges, including a charge of $75.9 million, or $0.36 per share, in 1994's fourth quarter for Corning's share of the previously announced Dow Corning Corporation charge related to breast-implant litigation.

     Including special charges, for the fourth quarter 1994, Corning reported net income of $35.0 million, or $0.14 per share, compared with a loss of $120.9 million, or $0.64 per share, in 1993. Including special charges, 1994 net income totaled $281.3 million, or $1.32 per share, compared with a 1993 net loss of $15.2 million, or $0.09 per share.

     Fourth-quarter sales, at $1.3 billion, were up 18 percent compared with 1993. Sales for 1994 totaled $4.8 billion, up 19 percent over 1993. Approximately half of the sales increase resulted from acquisitions in the communications and life-science markets completed in 1993 and 1994.

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     Corning Board Chairman James R. Houghton, said "I believe this record-
setting performance reaffirms our strategic direction as we responded to exceedingly dynamic conditions in our primary growth markets. Corning Life Sciences increased market share in key geographic locations primarily through acquisition; the communications businesses experienced dramatic increases in volume for optical fiber and display products; and the environmental business kept pace with extraordinary worldwide demand for its products.

     "In addition," said Houghton, "we invested aggressively in new technology, including the development and launch of the next generation of liquid-crystal display glass; we repositioned our core science products business in anticipation of shifting marketplace demand from glass to plastics; and we implemented the first phase of an ongoing revitalization of the consumer products business in North America and Asia which resulted in a return to profitability."

     Corning also reported that its equity company results, excluding the impact of special charges, increased for the full year and for the fourth quarter. The good performance was due to continued improvements in operations at Dow Corning Corporation; to the elimination of losses from Vitro Corning, S.A., which was divested in 1993; and to a strong fourth quarter in the optical fiber equity companies.

     "As we enter this new year, our portfolio of products and services is solidly positioned and as diverse as it has ever been," said Houghton. "The strength of our balance sheet will allow us to pursue any number of new opportunities. I believe Corning is poised for the next decade of growth."

     Corning Incorporated is a Fortune 200 company which competes in four business segments: specialty materials, communications, laboratory services and consumer products. Dow Corning Corporation is a 50-percent owned equity company with The Dow Chemical Company.
                                    -30-
Investor Relations Contact:  Richard B. Klein, (607) 974-8313

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)

                                        Year Ended        Twelve Weeks Ended
                                   Jan. 1,      Jan. 2,     Jan. 1,  Jan. 2,
                                    1995         1994        1995     1994
                                                              (Unaudited)
REVENUES
 Net sales                        $4,770.5    $ 4,004.8   $1,273.5  $1,083.0
 Royalty, interest, and
   dividend income                    28.7         29.9        7.2       8.1
                                   4,799.2      4,034.7    1,280.7   1,091.1

DEDUCTIONS
 Cost of sales                     3,060.9      2,597.0      824.8     707.5
 Selling, general and
   administrative expenses           871.7        774.0      238.5     209.2
 Research and development expenses   176.9        173.1       44.1      44.2
 Provision for restructuring and
   other special charges              82.3        207.0
 Interest expense                    110.4         88.2       24.8      24.3
 Other, net                           37.5         38.7        1.2      21.5

Income before taxes on income        459.5        156.7      147.3      84.4
Taxes on Income                      170.1         35.3       53.0      21.8
Income before minority interest
 and equity earnings                 289.4        121.4       94.3      62.6
Minority interest in earnings
 of subsidiaries                     (50.7)       (16.6)     (11.7)     (7.1)
Dividends on convertible preferred
 securities of subsidiary             (6.1)                   (3.4)
Equity in earnings (losses) of
 associated companies                 48.7       (120.0)     (44.2)   (176.4)

NET INCOME (LOSS)                 $  281.3    $   (15.2)   $  35.0  $ (120.9)

EARNINGS PER COMMON SHARE:
NET INCOME (LOSS)                 $    1.32    $  (0.09)   $  0.14  $  (0.64)

The accompanying notes are an integral part of these statements.

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

                                                 Jan. 1,       Jan. 2,
                                                   1995          1994
                    ASSETS
CURRENT ASSETS
 Cash and short-term investments                 $  161.3      $   160.8
 Receivables, net                                   947.1          691.1
 Inventories                                        416.7          353.9
 Deferred taxes on income and other
   current assets                                   201.2          265.9
     Total current assets                         1,726.3        1,471.7

INVESTMENTS                                         693.8          630.7

PLANT AND EQUIPMENT, NET                          1,890.6        1,759.8

GOODWILL AND OTHER INTANGIBLE ASSETS, NET         1,408.0        1,009.1

OTHER ASSETS                                        304.0          360.4
                                                 $6,022.7      $ 5,231.7

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Loans payable                                   $   67.6      $   141.7
 Accounts payable                                   258.3          245.1
 Other accrued liabilities                          748.3          633.5
     Total current liabilities                    1,074.2        1,020.3

OTHER LIABILITIES                                   643.6          668.6
LOANS PAYABLE BEYOND ONE YEAR                     1,405.6        1,585.6
MINORITY INTEREST IN SUBSIDIARY COMPANIES           247.0          245.7
CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY      364.4
CONVERTIBLE PREFERRED STOCK                          24.9           25.7
COMMON STOCKHOLDERS' EQUITY                       2,263.0        1,685.8
                                                 $6,022.7      $ 5,231.7

The accompanying notes are an integral part of these statements.

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Quarter 4, 1994

(1)Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding (in thousands) were 224,908 and 196,655 in the fourth quarter 1994 and 1993, respectively, and 211,833 and 191,963 in fiscal years 1994 and 1993, respectively. Dividends declared on Series B convertible preferred stock were $0.6 million and $0.5 million in the fourth quarter of 1994 and 1993, respectively, and $2.1 million in fiscal years 1994 and 1993.

(2)Depreciation and amortization charged to operations for fiscal years 1994 and 1993 totaled $338.4 million and $280.4 million, respectively.

(3)In November 1994, Corning sold its European consumer products business to Newell Co. for approximately $86 million. The gain from this transaction was not material to Corning's consolidated financial statements.

(4)In December 1994, Siecor Corporation, a consolidated subsidiary, acquired certain assets relating to the hardware and equipment components business of Northern Telecom Limited for approximately $130 million in a transaction accounted for as a purchase.

(5)Corning's effective tax rate, excluding unusual items was 36% and 26% for the fourth quarter of 1994 and 1993, respectively, and 36% and 31% for the fiscal years 1994 and 1993, respectively.

Unusual Items
(6)During the fourth quarter 1994 and 1993, Corning recorded an after-tax reduction in equity earnings of $75.9 million and $203.1 million, respectively as a result of charges taken by Dow Corning Corporation related to breast-implant litigation.

(7)During the fiscal year 1994, Corning recorded a charge totaling $82.3 million ($55.4 million after tax) which included $50.7 million of integration costs; $21.6 million of investment banking, legal, and accounting fees and other transaction expenses; and $10 million of other reserves primarily related to the acquisition of Nichols Institute, Maryland Medical Laboratory and Bioran Medical Laboratory.

   Corning also recorded a $75.9 million after-tax reduction in equity earnings as a result of a charge taken by Dow Corning related to breast-implant litigation.

(8)During fiscal year 1993, Corning recognized net non-operating gains and special charges from consolidated operations totaling $202.8 million ($117.9 million after tax and minority interest) which included $156 million of restructuring charges, $51.0 million of other special charges, and a $4.2 million non-operating gain. The restructuring charges included costs to integrate the Damon acquisition and costs of a planned company-wide restructuring program to reduce assets and overhead costs. The other special charges primarily included a charge by Corning Clinical Laboratories of $36.5 million to reflect the compromise settlement with the Civil Division of the U.S. Department of Justice, and $8 million of investment banking, legal, accounting and other transaction expenses related to the Costar acquisition.

   Corning also recorded a $203.1 million after-tax reduction in equity earnings as a result of a charge taken by Dow Corning related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro
   Corning, S.A.
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